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                           ARTICLES OF INCORPORATION

                                      OF

                         FAMILY CHRISTIAN STORES, INC.

          The undersigned executes these Articles of Incorporation to form a Michigan profit corporation pursuant to the provisions of Act 284, Public Acts of 1972, as amended, and as the same may be further amended and in effect from time to time ("Michigan Business Corporation Act").


                                  ARTICLE I

          The name of the corporation is FAMILY CHRISTIAN STORES, INC.

                                  ARTICLE II

          The purpose of the corporation is to engage in any one or more lawful acts or activities within the purposes for which a corporation may be formed under the Michigan Business Corporation Act.

                                  ARTICLE III

          The total authorized capital stock of the corporation is Six Million (6,000,000) shares divided into Three Million (3,000,000) shares of Class A Common Stock, $1.00 par value per share and Three Million (3,000,000) shares of Class B Common Stock, $1.00 par value per share.

          The following is a description of each class of stock of the corporation with preferences, limitations, and other rights, restrictions, voting powers, and qualifications of each class:

     A. Except as provided in paragraph B of this Article III with respect to voting powers, the Class A Common Stock and Class B Common Stock of the corporation shall be identical in all respects.

     B. With respect to voting powers, except as otherwise required by the Michigan Business Corporation Act, the holders of Class A Common Stock shall possess all voting powers for all purposes, including by way of illustration and not of limitation the election of directors, and the holders of Class B Common Stock have no voting power whatsoever.


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                                  ARTICLE IV

          The street address (which is the mailing address) of the initial registered office of the corporation is 900 Old Kent Building, 111 Lyon Street, N.W., Grand Rapids, Michigan 49503-2489.

          The name of the resident agent at the registered office is John G. Cameron, Jr.

                                  ARTICLE V

            Name                   Address
            ----                   -------

    John G. Cameron, Jr.           900 Old Kent Building
                                   111 Lyon Street, N.W.
                                   Grand Rapids, Michigan 49503-2489


                                  ARTICLE VI

                            [Intentionally Deleted]


                                  ARTICLE VII


          Any action required or permitted by the Michigan Business Corporation Act, these Articles, or the bylaws of the corporation to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted. The written consents shall bear the date of signature of each shareholder who signs the consent. No written consents shall be effective to take the corporation action referred to unless, within 60 days after the record date for determining shareholders entitled to express consent to or to dissent from a proposal without a meeting, written consents signed by a sufficient number of shareholders to take the action are delivered to the corporation. Delivery shall be to the corporation's registered office, its principal place of business, or an officer or agent of the corporation having custody of the minutes of the proceedings of its shareholders. Delivery made to a corporation's registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the taking of the corporation action without a meeting by less than unanimous written consent shall be given to shareholders who have not consented in writing.

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                                  ARTICLE VIII

          The corporation shall indemnify any director of the corporation who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding by reason of the fact that he or she is or was a director, or is or was serving at the request of the corporation in another capacity, to the fullest extent permitted (in the absence of rights granted under articles of incorporation, bylaws, or a contractual agreement) by the Michigan Business Corporation Act. The corporation may further indemnify directors, and may indemnify persons who are not directors, to the extent authorized by bylaw, resolution of the board of directors, or contractual agreement authorized by the board of directors. A change in the Michigan Business Corporation Act, these Articles, or the bylaws that reduces the scope of indemnification shall not apply to any action or omission that occurs before the change.

                                  ARTICLE IX

          A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director, except that a director's liability is not limited for:

          (1) a breach of the director's duty of loyalty to the corporation or its shareholders;

          (2) an act or omission not in good faith or that involves intentional misconduct or knowing violation of law;

          (3) a violation of Section 551(1) of the Michigan Business Corporation Act, which section relates to the making of unlawful dividends, distributions, or loans; or

          (4) a transaction from which the director derived an improper personal benefit.

          If the Michigan Business Corporation Act is amended to further eliminate or limit the liability of a director, then a director of a corporation (in addition to the circumstances in which a director is not personally liable as set forth in the preceding paragraph) shall, to the fullest extent permitted by the Michigan Business Corporation Act, as so amended, not be liable to the corporation or its shareholders. An amendment to or modification or repeal of this Article shall not increase the liability of any director of the corporation for or with respect to any act or omission that occurred before the amendment, modification or repeal.

          This Article applies only to acts or omissions and to breaches of fiduciary duty occurring after this Article became effective.

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                                  ARTICLE X

          The corporation may amend or repeal any provision contained in these Articles and add Articles in the manner prescribed by statute.

          The incorporator has executed these Articles of Incorporation on August 25, 1994.


                                       -------------------------------------
                                       John G. Cameron, Jr.